Exhibit 6.4

EXECUTION COPY

Copyright Assignment

This Copyright Assignment is effective as of the 31st day of March, 2017.

WHEREAS, Tom DeLonge, an individual (“Assignor”), is the sole owner of the copyrights listed on Schedule A (“Copyrights”);

WHEREAS, To The Stars, Inc., a California company (“Assignee”), desires to acquire the Copyrights, and any and all applications and/or registrations therefor;

WHEREAS, Assignor beneficially owns Assignee; and

WHEREAS, Assignor has agreed to assign to Assignee all right, title and interest in and to the Copyrights and to the registrations for the same;

NOW, THEREFORE, the Assignor hereby assigns, transfers and relinquishes to Assignee, its successors and assigns, all of Assignor’s right, title, and interest in and to the Copyrights for the United States and all foreign countries, including all registrations or applications therefor, and all renewals and extensions thereof, in and to all works based upon, derived from, or incorporating the Copyrights, and in and to all causes of action, either in law or in equity for past, present or future infringement based on the Copyrights, and in and to all rights corresponding to the foregoing throughout the world, including but not limited to, the right to duplicate, reproduce, copy, distribute, display, license, adapt, and prepare derivative works from the Copyrights.

Assignor hereby agrees to execute upon the request of Assignee such additional documents as are necessary to register and otherwise give full effect to the rights of the Assignee under this Assignment in and to the Copyrights, including all documents necessary to record in the name of the Assignee the assignment of the Copyrights with the United States Copyright Office. Assignor hereby authorizes and requests the Register of Copyrights of the United States to record Assignee as assignee and owner of the right, title and interest in and to the Copyrights.

This Copyright Assignment may be executed in one or more counterparts, and by the parties hereto in separate counterparts each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

[signature page follows]

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EXECUTION COPY

IN WITNESS WHEREOF, this Copyright Assignment has been executed and delivered by the parties as of the date and year first written above.

ASSIGNOR	ASSIGNEE
Tom DeLonge	To The Stars, Inc.

Tom DeLonge, President

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EXECUTION COPY

Exhibit A

Copyright	Status	App/Reg Number

Chasing Shadows: Book 1 of Sekret Machines	Registered	TX 8-268-743

Sekret Machines Volume 1: Gods	Published	1-4495096861

Poet Anderson…of Nightmares	Registered	TX 8-266-435

Strange Times: Screenplay	Registered	Pau-3-678-159

Strange Times: The Curse of Superstition Mountain	Registered	TX 8-269-004

Strange Times: The Ghost in the Girl	Filed	1-4380061311

To The Stars…. (Screenplay)	Registered	Pau 3-675-140

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